Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement and Consent (this “Agreement”) is made as of August __, 2013, by and between Windstream Corporation and (“Assignor”) and Windstream Holdings, Inc. (“Assignee”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of August 29, 2013, by and among Assignor, Assignee and WIN Merger Sub, Inc. (the “Merger Agreement”).

Recitals

A. Pursuant to the Merger Agreement, Assignor and Assignee agreed to execute, acknowledge and deliver an assignment and assumption agreement pursuant to which, from and after the Effective Time, the Assignor would assign to the Assignee, and Assignee would assume and agree to perform, all obligations of the Assignee pursuant to the Equity Plans, the Other Plans, each agreement, award or other grant document entered into pursuant to the Equity Plans or the Other Plans, and the Other Agreements, as defined and provided for Article II of the Merger Agreement.

B. Assignor and Assignee desire to enter into this Agreement, in accordance with the terms of the Merger Agreement, to effectuate the assignment and assumption of the Equity Plans, the Other Plans, each agreement, award or other grant document entered into pursuant to the Equity Plans or the Other Plans, and the Other Agreements (collectively referred to herein as the “Assumed Plans”).

NOW THEREFORE, intending to be legally bound, the parties hereto do hereby covenant and agree as follows:

1. Assignment. Effective as of, but subject to the occurrence of, the Effective Time, Assignor hereby grants, sells, assigns, transfers and delivers to Assignee all of the right, title and interest of Assignor in and to the Assumed Plans.

2. Assumption. Effective as of, but subject to the occurrence of, the Effective Time, Assignee hereby assumes and agrees to pay, discharge or perform, as appropriate, all liabilities and obligations of Assignor under the Assumed Plans.

3. Conforming Changes. Upon effectiveness of the assignment contemplated by this Agreement, all references to the Assignor or its predecessors in the Assumed Plans are hereby amended to be references to the Assignee, except where the context clearly dictates otherwise.

4. Further Action. The parties will from time to time after the date hereof, without further consideration, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances, assumptions and assurances as may be reasonably required to carry out the intent of this Agreement and to assign, transfer, convey and deliver unto Assignee, and for Assignee to accept and assume, the Employment Agreement.

5. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws.

6. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement.

7. Termination. In the event that the Merger Agreement is terminated, this Agreement shall be null and void ab initio and of no further force and effect.

8. No Duplication of Benefits. Assignor and Assignee agree that the Assignor is only assigning, and Assignee is only agreeing to assume and perform, outstanding obligations under the Equity Plans and the Other Plans not already fulfilled by Assignor as of the date of assignment, and no participant shall not be entitled to receive duplicate payments from both Assignor and Assignee under the Equity Plans and the Other Plans.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WINDSTREAM CORPORATION

By:
Name:	John P. Fletcher
Title:	Executive Vice President, Secretary and General Counsel

WINDSTREAM HOLDINGS, INC.

By:
Name:	John P. Fletcher
Title:	Executive Vice President, Secretary and General Counsel

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